CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the reference to our firm under the captions "Financial Highlights" in the Prospectus and "Counsel and Independent Registered Public Accounting Firm" in the Statement of Additional Information and to the incorporation by reference in Post-Effective Amendment No. 50 to the Registration Statement (Form N-1A Nos. 33-41078 and 811-6325) of our report dated December 23, 2019 on the financial statements and financial highlights of BNY Mellon Midcap Index Fund, Inc. (formerly, Dreyfus Midcap Index Fund, Inc.) (the sole fund constituting BNY Mellon Midcap Index Fund, Inc.) (the “Fund”) included in the Fund’s annual report for the fiscal year ended October 31, 2019.

                                                                                                /s/ ERNST & YOUNG LLP

New York, New York

February 24, 2020